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                                                                     Exhibit 99u

[BINSWANGER LETTERHEAD]



13 November 1998

VIA FACSIMILE  847-391-8003
    FEDERAL EXPRESS OVERNIGHT

Beverly A. Wyckoff, Esquire
Legal Department
Zenith Electronics Corporation
1000 Milwaukee Avenue
Glenview, IL 60025

               Re:  Exclusive Agency Agreement - Mexico

Dear Ladies and Gentlemen:

In response to your request, please consider this letter to be permission to use the contents of the "Property Summary and Value Estimates" evaluation, performed by Bermudez Binswanger, concerning Zenith's assets located in Mexico, for public disclosure as part of Zenith's disclosure to the Securities and Exchange Commission.

This permission is conditioned upon the notification within such disclosure that the referenced document is not an appraisal and the value estimates were not conducted in accordance with MAI Standards. In addition, such summary and value estimates were prepared prior to Binswanger's engagement by Zenith and were not prepared in accordance with any contractual obligation to Zenith.

If you have any questions regarding the scope of the permitted use of these materials, or this transmittal, you may contact me directly.

Very truly yours,


/s/ Susan M. Sygenda
--------------------
Susan M. Sygenda

cc:  David R. Binswanger

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[BOTTOM LETTERHEAD]